Exhibit 99.1

Nektar Therapeutics Announces Public Offering of Shares of Common Stock

SAN FRANCISCO, October 17, 2016 — Nektar Therapeutics (Nasdaq: NKTR) (“Nektar”) today announced that it has commenced an underwritten public offering of $175 million of shares of its common stock. In connection with this offering, Nektar will also grant to the underwriters a 30-day option to purchase up to an additional $26.25 million of shares of common stock. J.P. Morgan is acting as the sole book-running manager in the offering. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Nektar intends to use the net proceeds from this offering for general corporate purposes including research and development funding and working capital.

The securities described above are being offered by Nektar pursuant to an effective shelf registration statement (including a base prospectus) filed with the Securities and Exchange Commission (“SEC”). Before you invest, you should read the base prospectus in the registration statement and related preliminary prospectus supplement that Nektar has filed with the SEC for more complete information about Nektar and this offering. The preliminary prospectus supplement and accompanying base prospectus are available for free by visiting EDGAR on the SEC’s website located at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying base prospectus, when available, may also be obtained from the offices of J.P. Morgan Securities LLC, attention Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, NY 11717, or telephone: 866-803-9204.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.